UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2012

PETROLEUM DEVELOPMENT CORPORATION
(Doing Business as PDC Energy)
(Exact name of registrant as specified in its charter)

NEVADA	0-7246	95-2636730
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1775 Sherman Street, Suite 3000
Denver, Colorado 80203

Registrant's telephone number, including area code: (303) 860-5800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On May 11, 2012, Petroleum Development Corporation (dba PDC Energy) (the “Company”) entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with certain affiliates of Merit Energy (“Merit”), pursuant to which the Company has agreed to purchase from Merit certain Wattenberg Field oil and gas properties, leasehold mineral interests and related assets (the “Purchased Assets”) for aggregate cash consideration of approximately $330.6 million (the “Purchase Price”), subject to customary adjustments to the Purchase Price, including adjustments based on title and environmental diligence to be conducted by the Company (the “Transaction”). The Purchased Assets are located in Weld, Adams and Boulder Counties, Colorado.

 The Purchase Agreement includes customary representations, warranties, covenants and indemnities by the Company and Merit. Each party's obligation to consummate the Transaction is conditioned upon, among other things, (i) the accuracy of the parties' representations and warranties as of the closing, (ii) the parties' performance, in all material respects, of all covenants, and (iii) the absence of any legal order prohibiting the consummation of the Transaction. Subject to the satisfaction of the closing conditions, the Transaction is scheduled to occur on June 29, 2012 (the “Closing Date”). The effective date of the closing will be April 1, 2012 and all proceeds and certain customary operational costs and expenses attributable to the Purchased Assets will be apportioned between the Company and Merit according to such date.

The Purchase Agreement contains certain termination rights for both the Company and Merit, including (i) if any of the conditions to closing are not satisfied or capable of being satisfied by the Closing Date through no fault of the terminating party, (ii) if closing does not occur by July 10, 2012 through no fault of the terminating party, or (iii) if adjustments to the Purchase Price resulting from title and environmental defects, casualty losses, the exercise of preferential rights or the failure of the Company to obtain certain material consents exceed 40% of the Purchase Price in the aggregate. The Company also has 30 days after closing to identify additional title defects.

There can be no assurance that the conditions to closing the Transaction will be satisfied. If Merit terminates the Purchase Agreement because its conditions to closing (excluding the 40% termination right described above) have not been satisfied through no fault of Merit, Merit has the right to retain an amount equal to $20 million (the “Deposit”), such amount having been previously paid to Merit by the Company in connection with the entry into the Purchase Agreement. If the Purchase Agreement is terminated for any other reason, which would include a termination by either party if the 40% termination right is triggered, the Company is entitled to the Deposit. In addition, if the Company terminates the Purchase Agreement because its conditions to closing (excluding the 40% termination right) have not been satisfied through no fault of the Company, the Company retains all legal and equitable remedies available to it, including the right of specific performance.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which is filed as Exhibit 10.1 hereto and incorporated by reference herein. The representations, warranties and covenants contained in the Purchase Agreement were made solely for purposes of the Transaction, were made as of specific dates, were made solely for the benefit of the parties to the Purchase Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to security holders. Security holders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or the Purchased Assets. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the Company's public disclosures.

Item 9.01.    Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Purchase Agreement by and among Merit Management Partners I, L.P., Merit Energy Partners III, L.P., Merit Energy Partners D-III, L.P. and Petroleum Development Corporation, dated as of May 11, 2012.
23.3	Consent of Independent Petroleum Consultants - Ryder Scott Company L.P.
99.1	Report of Independent Petroleum Consultants - Ryder Scott Company L.P.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    May 14, 2012

PETROLEUM DEVELOPMENT CORPORATION

By: /s/ Daniel W. Amidon
Daniel W. Amidon
General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Purchase Agreement by and among Merit Management Partners I, L.P., Merit Energy Partners III, L.P., Merit Energy Partners D-III, L.P. and Petroleum Development Corporation , dated as of May 11, 2012.
23.3	Consent of Independent Petroleum Consultants - Ryder Scott Company L.P.
99.1	Report of Independent Petroleum Consultants - Ryder Scott Company L.P.